Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

June 14, 2017

£1,000,000,000

AT&T Inc.

£1,000,000,000 3.550% GLOBAL NOTES DUE 2037

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	3.550% Global Notes due 2037 (the “Notes”)

TRADE DATE:	June 14, 2017

SETTLEMENT DATE (T+5):	June 21, 2017

MATURITY DATE:	September 14, 2037

AGGREGATE PRINCIPAL AMOUNT OFFERED:	£1,000,000,000

REFERENCE GOVERNMENT SECURITY:	GBP 4.250% due March 7, 2036

REFERENCE GOVERNMENT PRICE/RATE:	144.260 / 1.524%

REOFFER SPREAD TO GOVERNMENT SECURITY:	+202 bps

PRICE TO PUBLIC (ISSUE PRICE):	99.650%

SEMI-ANNUAL REOFFER YIELD:	3.544%

ANNUAL REOFFER YIELD:	3.575%

FEES:	50 bps

PRICE TO AT&T:	99.150%

NET PROCEEDS:	£991,500,000

USE OF PROCEEDS:	General corporate purposes, including funding the cash consideration for the Time Warner acquisition.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $650,000 of AT&T’s expenses.

INTEREST RATE:	3.550% per annum

INTEREST PAYMENT DATE:	Annually on September 14, commencing on September 14, 2017.

DENOMINATIONS:	Minimum of £100,000 and integral multiples of £1,000 in excess thereof.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

SPECIAL MANDATORY REDEMPTION:	If AT&T does not consummate the Time Warner acquisition pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on October 22, 2016, on or prior to April 22, 2018 or, if prior to such date the Merger Agreement is terminated, then in either case AT&T must redeem all of the Notes at a redemption price equal to 101% of the principal amount of the Notes, plus accrued but unpaid interest to, but excluding, the redemption date.

OPTIONAL REDEMPTION BY AT&T:	At any time prior to June 14, 2037, at the option of AT&T, in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus 30 basis points, calculated by AT&T. At any time on or after June 14, 2037, at the option of AT&T, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. In each case, accrued but unpaid interest will be payable to the redemption date.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	XS1634248865

CUSIP:	00206R EH1

COMMON CODE:	163424886

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	Registered form only (not bearer). There will be a Global Note deposited with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, Société Anonyme.

STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	ACTUAL/ACTUAL (ICMA), following, unadjusted

RATINGS:	Moodys: Baa1 (Review for downgrade) S&P: BBB+ (CreditWatch Negative) Fitch: A- (Negative Watch)

JOINT BOOKRUNNERS:	Barclays Bank PLC, Credit Suisse Securities (Europe) Limited, Merrill Lynch International and RBC Europe Limited

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated June 14, 2017; Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS BANK PLC AT 1-888-603-5847 (TOLL FREE), CREDIT SUISSE SECURITIES (EUROPE) LIMITED AT 1-800-221-1037 (TOLL FREE), MERRILL LYNCH INTERNATIONAL AT 1-800-294-1322 (TOLL FREE) and RBC EUROPE LIMITED AT 1-866-375-6829 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.